                                                                      EXHIBIT 11

                            KRAUSE'S FURNITURE, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            THIRTY-NINE WEEKS ENDED                  FISCAL YEAR ENDED                        MONTH ENDED
                           --------------------------    ------------------------------------------    --------------------------
                           NOVEMBER 2,    OCTOBER 27,    FEBRUARY 2,    JANUARY 28,    DECEMBER 31,    JANUARY 29,    JANUARY 30,
                              1997           1996           1997           1996            1994           1995           1994
                           -----------    -----------    -----------    -----------    ------------    -----------    -----------
Income (loss) before
  extraordinary items.....   $(5,609)      $ (12,374)     $ (13,389)      $(8,715)        $5,831         $(3,221)       $(2,185)
Extraordinary items.......        --              --             --            --           (436)             --             --
                             -------        --------       --------       -------        -------         -------        -------
Net income (loss).........   $(5,609)      $ (12,374)     $ (13,389)      $(8,715)        $5,395         $(3,221)       $(2,185)
                             =======        ========       ========       =======        =======         =======        =======
Weighted average number of
  shares outstanding(C):
  Common stock............    19,021           7,661         10,445         3,950          3,523           3,685          3,490
  Common stock
    equivalents(A):
    Convertible preferred
      stock...............        --              --             --            --          1,778              --             --
    Stock options(B)......        --              --             --            --             80              --             --
    Warrants(B)...........        --              --             --            --             13              --             --
                             -------        --------       --------       -------        -------         -------        -------
        Total.............    19,021           7,661         10,445         3,950          5,394           3,685          3,490
                             =======        ========       ========       =======        =======         =======        =======
Income (loss) per share:
  Income (loss) before
    extraordinary items...   $ (0.30)      $   (1.62)     $   (1.28)      $ (2.21)        $ 1.08         $ (0.87)       $ (0.63)
  Extraordinary items             --              --             --            --          (0.08)             --             --
                             -------        --------       --------       -------        -------         -------        -------
  Net Income (loss) per
    share.................   $ (0.30)      $   (1.62)     $   (1.28)      $ (2.21)        $ 1.00         $ (0.87)       $ (0.63)
                             =======        ========       ========       =======        =======         =======        =======

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(A) Common stock equivalents are excluded from the calculation in loss periods since they are anti-dilutive.

(B) Computations of dilutive stock options and warrants is based on the treasury stock method using the average market price.

(C) All share and per-share amounts have been restated to reflect a one-for-three reverse stock split effected August 1, 1995.